                                GLOBECOMM SYSTEMS INC.

                               STOCK ISSUANCE AGREEMENT


         AGREEMENT made this _____ day of _________________ 19__, by and between Globecomm Systems Inc., a Delaware corporation, and _________________ ____________________________________, a Participant in the Corporation's 1997
Stock Incentive Plan.

         All capitalized terms in this Agreement shall have the meaning assigned to them in this Agreement or in the attached Appendix.

    A.   PURCHASE OF SHARES

         1. PURCHASE. Participant hereby purchases ______________ shares of Common Stock (the "Purchased Shares") pursuant to the provisions of the Stock Issuance Program at the purchase price of $______ per share (the "Purchase Price").

         2. PAYMENT. Concurrently with the delivery of this Agreement to the Corporation, Participant shall pay the Purchase Price for the Purchased Shares in cash or check payable to the Corporation and shall deliver a duly-executed blank Assignment Separate from Certificate (in the form attached hereto as Exhibit I) with respect to the Purchased Shares.

         3. STOCKHOLDER RIGHTS. Until such time as the Corporation exercises the Repurchase Right, Participant (or any successor in interest) shall have all the rights of a stockholder (including voting, dividend and liquidation rights) with respect to the Purchased Shares, subject, however, to the transfer restrictions of this Agreement.

         4. ESCROW. The Corporation shall have the right to hold the Purchased Shares in escrow until those shares have vested in accordance with the Vesting Schedule.

         5. COMPLIANCE WITH LAW. Under no circumstances shall shares of Common Stock or other assets be issued or delivered to Participant pursuant to the provisions of this Agreement unless, in the opinion of counsel for the Corporation or its successors, there shall have been compliance with all applicable requirements of Federal and state securities laws, all applicable listing requirements of any stock exchange (or the Nasdaq National Market, if applicable) on which the Common Stock is at the time listed for trading and all other requirements of law or of any regulatory bodies having jurisdiction over such issuance and delivery.

    B.   TRANSFER RESTRICTIONS

         1. RESTRICTION ON TRANSFER. Except for any Permitted Transfer, Participant shall not transfer, assign, encumber or otherwise dispose of any of the Purchased Shares which are subject to the Repurchase Right.

         2. RESTRICTIVE LEGEND. The stock certificate for the Purchased Shares shall be endorsed with the following restrictive legend:

              "The shares represented by this certificate are unvested and subject to certain repurchase rights granted to the Corporation and accordingly may not be sold, assigned, transferred, encumbered, or in any manner disposed of except in conformity with the terms of a written
    agreement dated             , 199   between the Corporation and the
    registered holder of the shares (or the predecessor in interest to the shares). A copy of such agreement is maintained at the Corporation's principal corporate offices."

         3. TRANSFEREE OBLIGATIONS. Each person (other than the Corporation) to whom the Purchased Shares are transferred by means of a Permitted Transfer must, as a condition precedent to the validity of such transfer, acknowledge in writing to the Corporation that such person is bound by the provisions of this Agreement and that the transferred shares are subject to the Repurchase Right to the same extent such shares would be so subject if retained by Participant.

    C.   REPURCHASE RIGHT

         1. GRANT. The Corporation is hereby granted the right (the "Repurchase Right"), exercisable at any time during the ninety (90)-day period following the date Participant ceases for any reason to remain in Service, to repurchase at the Purchase Price all or any portion of the Purchased Shares in which Participant is not, at the time of his or her cessation of Service, vested in accordance with the Vesting Schedule (such shares to be hereinafter referred to as the "Unvested Shares").

         2. EXERCISE OF THE REPURCHASE RIGHT. The Repurchase Right shall be exercisable by written notice delivered to each Owner of the Unvested Shares prior to the expiration of the ninety (90)-day exercise period. The notice shall indicate the number of Unvested Shares to be repurchased and the date on which the repurchase is to be effected, such date to be not more than thirty
(30) days after the date of such notice. The certificates representing the Unvested Shares to be repurchased shall be delivered to the Corporation prior to the close of business on the date specified for the repurchase. Concurrently with the receipt of such stock certificates, the Corporation shall pay to Owner, in cash or cash equivalent (including the cancellation of any purchase-money indebtedness), an amount equal to the Purchase Price previously paid for the Unvested Shares to be repurchased from Owner.


                                          2.

         3. TERMINATION OF THE REPURCHASE RIGHT. The Repurchase Right shall terminate with respect to any Unvested Shares for which it is not timely exercised under Paragraph C.2. In addition, the Repurchase Right shall terminate and cease to be exercisable with respect to any and all Purchased Shares in which Participant vests in accordance with the following Vesting
Schedule:

                   Upon Participant's completion of each year of Service over the four (4)-year period measured from ______________, 199__, Participant shall acquire a vested interest in, and the Repurchase Right shall lapse with respect to, twenty-five percent (25%) of the Purchased Shares.

         4. RECAPITALIZATION. Any new, substituted or additional securities or other property (including cash paid other than as a regular cash dividend) which is by reason of any Recapitalization distributed with respect to the Purchased Shares shall be immediately subject to the Repurchase Right, but only to the extent the Purchased Shares are at the time covered by such right. Appropriate adjustments to reflect such distribution shall be made to the number and/or class of securities subject to this Agreement and to the price per share to be paid upon the exercise of the Repurchase Right in order to reflect the effect of any such Recapitalization upon the Corporation's capital structure; PROVIDED, however, that the aggregate purchase price shall remain the same.

         5. CORPORATE TRANSACTION/CHANGE IN CONTROL. Immediately prior to the consummation of any Corporate Transaction or Change in Control, the Repurchase Right shall automatically lapse in its entirety and the Purchased Shares shall vest in full.

    D.   SPECIAL TAX ELECTION

         1. SECTION 83(b) ELECTION . Under Code Section 83, the excess of the fair market value of the Purchased Shares on the date any forfeiture restrictions applicable to such shares lapse over the Purchase Price paid for such shares will be reportable as ordinary income on the lapse date. For this purpose, the term "forfeiture restrictions" includes the right of the Corporation to repurchase the Purchased Shares pursuant to the Repurchase Right. Participant may elect under Code Section 83(b) to be taxed at the time the Purchased Shares are acquired, rather than when and as such Purchased Shares cease to be subject to such forfeiture restrictions. Such election must be filed with the Internal Revenue Service within thirty (30) days after the date of this Agreement. Even if the fair market value of the Purchased Shares on the date of this Agreement equals the Purchase Price paid (and thus no tax is payable), the election must be made to avoid adverse tax consequences in the future. THE FORM FOR MAKING THIS ELECTION IS ATTACHED AS EXHIBIT II HERETO. PARTICIPANT UNDERSTANDS THAT FAILURE TO MAKE THIS FILING WITHIN THE APPLICABLE THIRTY (30)-DAY PERIOD WILL RESULT IN THE RECOGNITION OF ORDINARY INCOME AS THE FORFEITURE RESTRICTIONS LAPSE.


                                          3.

         2. FILING RESPONSIBILITY. PARTICIPANT ACKNOWLEDGES THAT IT IS PARTICIPANT'S SOLE RESPONSIBILITY, AND NOT THE CORPORATION'S, TO FILE A TIMELY ELECTION UNDER CODE SECTION 83(b), EVEN IF PARTICIPANT REQUESTS THE CORPORATION OR ITS REPRESENTATIVES TO MAKE THIS FILING ON HIS OR HER BEHALF.

    E.   GENERAL PROVISIONS

         1. ASSIGNMENT. The Corporation may assign the Repurchase Right to any person or entity selected by the Board, including (without limitation) one or more stockholders of the Corporation.

         2. NO EMPLOYMENT OR SERVICE CONTRACT. Nothing in this Agreement or in the Plan shall confer upon Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining Participant) or of Participant, which rights are hereby expressly reserved by each, to terminate Participant's Service at any time for any reason, with or without cause.

         3. NOTICES. Any notice required to be given under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, registered or certified, postage prepaid and properly addressed to the party entitled to such notice at the address indicated below such party's signature line on this Agreement or at such other address as such party may designate by ten (10) days advance written notice under this paragraph to all other parties to this Agreement.

         4. NO WAIVER. The failure of the Corporation in any instance to exercise the Repurchase Right shall not constitute a waiver of any other repurchase rights that may subsequently arise under the provisions of this Agreement or any other agreement between the Corporation and Participant. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature.

         5. CANCELLATION OF SHARES. If the Corporation shall make available, at the time and place and in the amount and form provided in this Agreement, the consideration for the Purchased Shares to be repurchased in accordance with the provisions of this Agreement, then from and after such time, the person from whom such shares are to be repurchased shall no longer have any rights as a holder of such shares (other than the right to receive payment of such consideration in accordance with this Agreement). Such shares shall be deemed purchased in accordance with the applicable provisions hereof, and the Corporation shall be deemed the owner and holder of such shares, whether or not the certificates therefor have been delivered as required by this Agreement.


                                          4.

         6. PARTICIPANT UNDERTAKING. Participant hereby agrees to take whatever additional action and execute whatever additional documents the Corporation may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either Participant or the Purchased Shares pursuant to the provisions of this Agreement.

         7. AGREEMENT IS ENTIRE CONTRACT. This Agreement constitutes the entire contract between the parties hereto with regard to the subject matter hereof. This Agreement is made pursuant to the provisions of the Plan and shall in all respects be construed in conformity with the terms of the Plan.

         8. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without resort to that State's conflict-of-laws rules.

         9. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         10. SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and upon Participant, Participant's assigns and the legal representatives, heirs and legatees of Participant's estate, whether or not any such person shall have become a party to this Agreement and have agreed in writing to join herein and be bound by the terms hereof.


                                          5.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first indicated above.

                             GLOBECOMM SYSTEMS INC.


                             By:
                                 ---------------------------------------------

                             Title:
                                    ------------------------------------------

                             Address:
                                      ----------------------------------------

                             -------------------------------------------------


                             -------------------------------------------------
                             PARTICIPANT

                             Address:
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                                          6.

                                      EXHIBIT I
                         ASSIGNMENT SEPARATE FROM CERTIFICATE

         FOR VALUE RECEIVED ________________________ hereby sell(s), assign(s) and transfer(s) unto Globecomm Systems Inc. (the "Corporation"), ______________ (_______) shares of the Common Stock of the Corporation standing in his or her name on the books of the Corporation represented by Certificate No. ___________ herewith and do(es) hereby irrevocably constitute and appoint _________________ __________________ Attorney to transfer the said stock on the books of the Corporation with full power of substitution in the premises.

Dated:              , 199  .
       -------------     --

                        Signature
                                   -------------------------------------------







INSTRUCTION: Please do not fill in any blanks other than the signature line. Please sign exactly as you would like your name to appear on the issued stock certificate. The purpose of this assignment is to enable the Corporation to exercise the Repurchase Right without requiring additional signatures on the part of Participant.

                                      EXHIBIT II

                              SECTION 83(b) TAX ELECTION

This statement is being made under Section 83(b) of the Internal Revenue Code, pursuant to Treas. Reg. Section 1.83-2.

(1) The taxpayer who performed the services is:

    Name:
    Address:
    Taxpayer Ident. No.:

(2) The property with respect to which the election is being made is _________ shares of the common stock of Globecomm Systems Inc..

(3) The property was issued on _______________, 199__.

(4) The taxable year in which the election is being made is the calendar year 199__.

(5) The property is subject to a repurchase right pursuant to which the issuer has the right to acquire the property at the original purchase price if for any reason taxpayer's employment with the issuer is terminated. The issuer's repurchase right lapses in a series of installments over a four
    (4)-year period ending on ____________________________________________.

(6) The fair market value at the time of transfer (determined without regard to any restriction other than a restriction which by its terms will never lapse) is $ _____________ per share.

(7) The amount paid for such property is $ _____________ per share.

(8) A copy of this statement was furnished to Globecomm Systems Inc. for whom taxpayer rendered the services underlying the transfer of property.

(9) This statement is executed on ________________________, 199__.


--------------------              -------------------------------------------
Spouse (if any)                   Taxpayer

THIS ELECTION MUST BE FILED WITH THE INTERNAL REVENUE SERVICE CENTER WITH WHICH TAXPAYER FILES HIS OR HER FEDERAL INCOME TAX RETURNS AND MUST BE MADE WITHIN THIRTY (30) DAYS AFTER THE EXECUTION DATE OF THE STOCK ISSUANCE AGREEMENT. THIS FILING SHOULD BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED. PARTICIPANT MUST RETAIN TWO (2) COPIES OF THE COMPLETED FORM FOR FILING WITH HIS OR HER FEDERAL AND STATE TAX RETURNS FOR THE CURRENT TAX YEAR AND AN ADDITIONAL COPY FOR HIS OR HER RECORDS.

                                       APPENDIX


         The following definitions shall be in effect under the Agreement:

    A.   AGREEMENT shall mean this Stock Issuance Agreement.

    B.   BOARD shall mean the Corporation's Board of Directors.

    C. CHANGE IN CONTROL shall mean a change of control of the Corporation of a nature that would be required to be reported in response to Item 6(e) of
Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the 1934 Act whether or not the Corporation is then subject to such reporting requirement; provided, however, that, without limitation, such a Change in Control shall be deemed to have occurred if:

              (i) any person or group (as such terms are used in connection with Sections 13(d) and 14(d) of the 1934 Act) becomes the "beneficial owner" (as defined in Rule 13d-3 and 13d-5 under the 1934
    Act), directly or indirectly, of securities of the Corporation representing 35% or more of the combined voting power of the Corporation's then outstanding securities;

              (ii)   the Corporation is a party to a merger,
    consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board in office immediately prior to such transaction or event constitute less than a majority of the Board thereafter; or

              (iii) during any period of twenty-four consecutive months, individuals who at the beginning of such period constituted the Board (including for this purpose any new director whose election or nomination for election by the Corporation's stockholders was approved by a vote of at lest two-thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board.

         Notwithstanding the foregoing provisions of this Section C, a "Change in Control" will not be deemed to have occurred solely because of the acquisition of securities of the Corporation (or any reporting requirement under the 1934 Act relating thereto) by an employee benefit plan maintained by the Corporation for its employees.

    D.   CODE shall mean the Internal Revenue Code of 1986, as amended.

    E.   COMMON STOCK shall mean the Corporation's common stock.

    F. CORPORATE TRANSACTION shall mean a stockholder-approved sale, transfer or other disposition of all or substantially all of the Corporation's assets in complete liquidation or dissolution of the Corporation.

    G.   CORPORATION shall mean Globecomm Systems Inc., a Delaware corporation.

    H. OWNER shall mean Participant and all subsequent holders of the Purchased Shares who derive their chain of ownership through a Permitted Transfer from Participant.

    I. PARENT shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

    J. PARTICIPANT shall mean the person to whom the Purchased Shares are issued under the Stock Issuance Program.

    K. PERMITTED TRANSFER shall mean (i) a gratuitous transfer of the Purchased Shares, PROVIDED AND ONLY IF Participant obtains the Corporation's prior written consent to such transfer, (ii) a transfer of title to the Purchased Shares effected pursuant to Participant's will or the laws of intestate succession following Participant's death or (iii) a transfer to the Corporation in pledge as security for any purchase-money indebtedness incurred by Participant in connection with the acquisition of the Purchased Shares.

    L.   PLAN shall mean the Corporation's 1997 Stock Incentive Plan.

    M. PLAN ADMINISTRATOR shall mean either the Board or a committee of the Board acting in its administrative capacity under the Plan.

    N. PURCHASE PRICE shall have the meaning assigned to such term in Paragraph A.1.

    O. PURCHASED SHARES shall have the meaning assigned to such term in Paragraph A.1.

    P. RECAPITALIZATION shall mean any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the Corporation's outstanding Common Stock as a class without the Corporation's receipt of consideration.

    Q. REPURCHASE RIGHT shall mean the right granted to the Corporation in accordance with Article C.

    R. SERVICE shall mean the Participant's performance of services for the Corporation (or any Parent or Subsidiary) in the capacity of an employee, subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance, a non-employee member of the board of directors or a consultant.

    S. STOCK ISSUANCE PROGRAM shall mean the Stock Issuance Program under the Plan.

    T. SUBSIDIARY shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

    U. VESTING SCHEDULE shall mean the vesting schedule specified in Paragraph C.3, subject to the acceleration provisions of Paragraph C.5.

    V. UNVESTED SHARES shall have the meaning assigned to such term in Paragraph C.1.